Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use by SandRidge Permian Trust (the "Trust") of our name and to the inclusion of information taken from the reports listed below in the Trust's Annual Report on Form 10‑K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission ("SEC") on or about March 14, 2019:

December 31, 2018, SandRidge Permian Trust Interest in Certain Properties located in Texas – SEC Price Case

December 31, 2017, SandRidge Permian Trust Interest in Certain Properties located in Texas – SEC Price Case

December 31, 2016, SandRidge Permian Trust Interest in Certain Properties located in Texas – SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:  /s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

March 14, 2019

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